Exhibit 99.1

Entravision Announces Board Updates

Two New Directors Join the Board

SANTA MONICA, Calif. – October XX, 2023 – Entravision (NYSE: EVC), a leading global advertising solutions, media and technology company, today announced the following updates to its Board of Directors (“the Board”), effective immediately, as part of the Company’s ongoing commitment to corporate governance practices and enhancing stockholder value:

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Michael Christenson, Entravision’s Chief Executive Officer, was appointed as a director of the Company.
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Lara Sweet, currently a director of MediaAlpha, Inc. and previously the Chief People Officer, Interim Chief Financial Officer, and Chief Accounting Officer and Controller of Snap Inc., was appointed as an independent director of the Company. Ms. Sweet will serve on the Audit Committee as a financial expert and on the Compensation Committee.
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Juan Saldivar von Wuthenau, Entravision’s Chief Digital, Strategy and Accountability Officer, has resigned as a director of the Company. Mr. Saldivar will remain in his current executive role at Entravision which he has held since November 2020.

“We are pleased to welcome both Mr. Christenson and Ms. Sweet as directors, consistent with our commitment to corporate governance and periodically refreshing the Board with new perspectives, skill sets and experiences,” commented Paul Zevnik, Chair of Entravision’s Board of Directors. “We look forward to benefiting from Mr. Christenson’s extensive experience with high-growth public and private technology companies and, in conjunction with his role as CEO of the Company, building on our strategy to drive growth and stockholder value. In addition, Ms. Sweet has valuable leadership experience in finance and human resources at major technology companies. These updates align with our ongoing Board refreshment and succession planning, which includes the appointment earlier this year of Brad Bender, who brings significant digital advertising industry experience, and Tom Strickler, who added deep knowledge of the media and entertainment industry as well as significant business leadership expertise. I’d also like to thank Mr. Saldivar for his contributions to the Board over the past nine years and for remaining in his executive role as the Company continues to build value with our digital media, advertising and technology platforms.”

Mr. Saldivar added, “It has been an honor to serve as a director since 2014, while helping develop and implement the Company’s digital strategy as an external consultant since 2011 and a member of the executive team for the past three years. I believe Entravision’s future is bright and I look forward to continuing to collaborate with the Board and executive team as we advance our strategy of being a premiere global media, advertising solutions and technology company.”

Ms. Sweet has been a director of MediaAlpha, Inc., a marketing technology company that uses technology and data science to help businesses optimize their customer acquisition efforts, since the completion of its

Exhibit 99.1

initial public offering in October 2020 and serves as the chair of its Audit Committee. In addition, Ms. Sweet serves as an advisor to private technology companies. From May 2019 to June 2021, Ms. Sweet served as the Chief People Officer at Snap Inc., a social media company and owner of the Snapchat application. Prior to that, Ms. Sweet served as Snap’s Interim Chief Financial Officer from January 2019 to May 2019, and as Chief Accounting Officer and Controller from June 2016 to September 2019. During her tenure in these roles, Ms. Sweet was integrally involved in developing and implementing best practices across Snap’s accounting and financial reporting functions, among other key initiatives. Prior to Snap, Ms. Sweet served as Controller and Chief Accounting Officer at AOL. She has also held the positions of Senior Director, External Reporting at Freddie Mac and Senior Manager, Internal Audit at Marriott International. Ms. Sweet received a B.S. in Accounting from George Mason University.

About Entravision Communications Corporation

Entravision is a global advertising solutions, media and technology company. Over the past three decades, we have strategically evolved into a digital powerhouse, expertly connecting brands to consumers in the U.S., Latin America, Europe, Asia and Africa. Our digital segment, the company’s largest by revenue, offers a full suite of end-to-end advertising services in 40 countries. We have commercial partnerships with Meta, X Corp. (formerly known as Twitter), TikTok, and Spotify, and marketers can use our Smadex and other platforms to deliver targeted advertising to audiences around the globe. In the U.S., we maintain a diversified portfolio of television and radio stations that target Hispanic audiences and complement our global digital services. Entravision remains the largest affiliate group of the Univision and UniMás television networks. Shares of Entravision Class A Common Stock trade on the NYSE under ticker: EVC. Learn more about our offerings at entravision.com or connect with us on LinkedIn and Facebook.

For more information, please contact:

Christopher Young Kimberly Orlando

Chief Financial Officer Addo Investor Relations

Entravision 310-829-5400

310-447-3870 evc@addo.com